Exhibit 99

CONTACT:     Jim Kelly, 808.341.8926            FOR IMMEDIATE RELEASE
Jim.Kelly@HawaiianElectric.com
Hawaiian Electric proposes first increase in O‘ahu base rates in 6 years

•	Company cites spending $900M in grid upgrades for reliability, renewable energy

•	Benchmarks proposed for customer service performance and other key areas

HONOLULU, Dec. 16, 2016 - Hawaiian Electric today proposed the first increase of O‘ahu base rates in nearly six years to help pay for operating costs, including system upgrades to increase reliability, improve customer service and integrate more renewable energy.

The request is for a 6.9 percent increase in revenues, or $106 million.

If approved, a typical O‘ahu residential customer using 500 kilowatt hours a month would see an increase of $8.71 a month to $141.03, based on December 2016 bills. Thanks to lower fuel prices and cost containment efforts, bills reflecting the new rates, if the full amount were approved today, would still be lower than the average bill in 2015.

After review by the Public Utilities Commission, any change would likely not take effect until the second half of 2017 at the earliest. The rate filing is part of a required periodic regulatory review.

As part of the filing, Hawaiian Electric is proposing new benchmarks to measure its performance and link certain revenues to goals in key areas, including customer service, reliability, and communication for the rooftop-solar interconnection process.

Since 2011, Hawaiian Electric spent more than $900 million replacing and upgrading equipment to improve the efficiency and resilience of the O‘ahu power grid. That work includes the replacement of 6,800 poles and 4,800 transformers, implementation of advanced cybersecurity measures and proactive clearing of trees and other vegetation from around poles and power lines, resulting in fewer and briefer outages during storms.

During the same period, the number of approved private rooftop solar systems on O‘ahu has risen from 5,000 to nearly 54,000. Hawaiian Electric increased resources to expedite the review, inspection, and approval of systems so they can be safely connected to the grid and has been nationally recognized for research and technical advances aimed at bringing more renewable energy online.

Many of the grid improvements are aimed at accelerating Hawaiian Electric’s switch from fossil fuel generation to a portfolio of renewable energy resources, with the goal of reaching 100 percent renewable electricity by 2045.

Hawaiian Electric has also spent more than $25 million over the past six years improving customer service by increasing staff and investing in new technology, creating paperless billing, providing more online options and significantly reducing call-waiting times.

The percentage of customer calls answered within 30 seconds went from 24 percent in 2012 to a forecasted 80 percent in 2016. In surveys of customers who called to stop, start or change electric service in 2015, 93 percent said they were satisfied with the experience.
-more-

Hawaiian Electric seeks first
base rate increase in six years

Dec. 16, 2016

The company has absorbed a significant amount of these increased costs in the years between rate cases without passing them on to customers.

Hawaiian Electric rates are “decoupled” - a regulatory model that periodically adjusts rates to remove the company’s need to increase sales to recover a level of PUC-approved costs for providing service to all customers. The company is required to submit full rate cases every three years for an updated review by the PUC of the current costs of service.

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